Exhibit 99.1

October 18, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Alan Greer	Bruce MacPherson	Cynthia Williams
Executive Vice President	Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T reports 28% increase in quarterly earnings

EPS totals $0.66, up 27%

EPS reduced by $0.04 of merger-related costs

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported third quarter net income available to common shareholders of $469 million, an increase of 28% compared to $366 million reported in the third quarter of 2011. Earnings per diluted common share totaled $0.66, an increase of 27% compared to $0.52 earned in the third quarter of last year. Third quarter earnings were reduced by merger-related charges associated with the acquisition of BankAtlantic totaling $43 million pretax, or $0.04 per diluted common share.

For the first nine months of 2012, BB&T reported net income available to common shareholders of $1.4 billion, an increase of 57% compared to the first nine months of last year. Earnings per diluted common share totaled $1.99 for the first nine months of 2012, an increase of 57% compared to 2011.

“We are pleased to report very strong results for the third quarter,” said Chairman and Chief Executive Officer Kelly S. King. “BB&T’s performance benefited from a 5.3% annualized increase in net interest income compared to the last quarter, a 63% increase in mortgage banking income and continued improvement in credit costs. The net interest margin remained strong at 3.94%.

“Loan growth improved during the quarter as average loans held for investment increased 12.6% on an annualized basis compared to the second quarter including the impact of the BankAtlantic acquisition. Organic loan growth was also strong as average loans increased 8.4%

compared to last quarter on an annualized basis. This growth was led by our other lending subsidiaries, residential mortgage loans, C&I loans and sales finance loans.

“We are also very pleased with our overall deposit growth and have moved up to 9th nationwide according to recently released FDIC data.” King said. “BB&T gained market share in North Carolina; Georgia, where our rank improved to 4th from 5th; West Virginia; Kentucky; Tennessee and Texas. We maintained our rank in the other states in our footprint. Including BankAtlantic, average deposits increased 11% and noninterest-bearing deposits increased 34% on an annualized basis.

“BB&T also produced broad-based improvement in credit.” King said. “Nonperforming assets declined 9.4% compared to last quarter. This improvement includes a 37% reduction in foreclosed real estate to the lowest level in five years. Net charge-offs, excluding covered loans, were 1.08%, the lowest level in four years.”

Third Quarter 2012 Performance Highlights

•	Average total loans and leases held for investment increased 12.6% on an annualized basis compared to the second quarter of 2012 (8.4% excluding BankAtlantic)
o	Average C&I loans increased 13.4%
o	Average other CRE loans increased 9.2%
o	Average direct retail loans increased 11.9%
o	Average residential mortgage loans increased 24.6%
o	Average sales finance loans increased 5.1%
o	Average revolving credit loans increased 10.2%
o	Average loans in the other lending subsidiaries group increased 26.7%
o	Average residential ADC loans declined 47.9%

•	Revenues increased due to strong mortgage results despite insurance seasonality
o	Net revenues were $2.5 billion for the third quarter, adjusted for securities gains and losses and the offsets for provisions related to covered assets, up an annualized 4.4%

•	Net interest income totaled $1.5 billion for the third quarter, an annualized increase of 5.7% compared to the second quarter of 2012
o	The increase was driven by a 4.0% annualized increase in average earning assets

•	Average deposits increased $3.3 billion, or 10.6% on an annualized linked quarter basis (3.3% excluding BankAtlantic)
o	Average noninterest-bearing deposits increased $2.3 billion, or 33.8%
o	Average interest-bearing deposit costs fell to 0.42% this quarter compared to 0.44% in the second quarter of 2012

•	Asset quality measures improved significantly
o	Nonperforming assets decreased $179 million, or 9.4% excluding covered assets

o	As a percentage of total assets, nonperforming assets, excluding covered assets, decreased from 1.09% last quarter to 0.97%
o	Foreclosed real estate, excluding covered assets, declined $82 million, or 37.1% to the lowest level in five years
o	Net charge-offs, excluding covered assets, totaled 1.08% of average loans for the quarter.
o	Foreclosed property expense totaled $54 million, down 25.0% from the second quarter of 2012

•	Capital levels remained strong following the acquisition of BankAtlantic
o	Tangible common equity was 6.8%
o	Tier 1 common equity was 9.5%
o	Tier 1 risk-based capital was 10.9%
o	Leverage capital was 7.9%
o	Total capital was 14.0%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q3 11

Net income available to common shareholders	$469	$510	$366	$(41)	$103
Diluted earnings per common share	0.66	0.72	0.52	(0.06)	0.14

Net interest income-taxable equivalent	$1,520	$1,500	$1,454	$20	$66
Noninterest income	963	966	690	(3)	273
Total revenue	$2,483	$2,466	$2,144	$17	$339

Return on average assets (%)	1.10	1.22	0.89	(0.12)	0.21
Return on average common shareholders' equity (%)	9.94	11.21	8.30	(1.27)	1.64
Return on average tangible common shareholders'
equity (%)	17.01	18.85	13.71	(1.84)	3.30
Net interest margin - taxable equivalent (%)	3.94	3.95	4.09	(0.01)	(0.15)
Efficiency ratio (1) (%)	55.2	53.9	54.6	1.3	0.6

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2012 compared to Third Quarter 2011

Consolidated net income available to common shareholders for the third quarter of 2012 was $469 million, up 28.1% compared to $366 million earned during the same period in 2011. On a diluted per common share basis, earnings for the third quarter of 2012 were $0.66, up 26.9% compared to $0.52 for the same period in 2011. BB&T’s results of operations for the third quarter of 2012 produced an annualized return on average assets of 1.10% and an annualized return on average common shareholders’ equity of 9.94% compared to prior year ratios of 0.89% and 8.30%, respectively. BB&T’s return on average tangible common shareholders’ equity was 17.01% for the third quarter of 2012 compared to 13.71% for the same quarter of the prior year.

Total revenues were $2.5 billion for the third quarter of 2012, up $339 million compared to the third quarter of 2011. The increase in total revenues included $66 million of higher taxable-equivalent net interest income, which was primarily driven by a 28.7% decrease in funding costs from the same quarter of the prior year. The decline in funding costs included a $26 million benefit from accelerated amortization of deferred hedge gains and issuance costs due to a change in the expected life resulting from the announced redemption of the Company’s trust preferred securities. The net interest margin was 3.94%, down 15 basis points compared to the third quarter of 2011, which reflects lower yields on new loans and securities partially offset by the lower funding costs described above. Noninterest income increased $273 million, primarily attributable to a $92 million increase in insurance income and an $88 million increase in mortgage banking income. The increase in insurance income included approximately $74 million as a result of the acquisition of the life and property and casualty insurance operating divisions of Crump Group Inc. (“Crump Insurance”) on April 2, 2012, as well as the benefit of other acquisitions that closed in the fourth quarter of 2011 and firming market conditions for insurance premiums. In addition, other income was up $50 million primarily due to $37 million in net losses and write-downs recorded on commercial loans held for sale in the earlier quarter.

The provision for credit losses, excluding covered loans, for the third quarter of 2012 totaled $244 million, compared to $243 million for the third quarter of 2011. Net charge-offs, excluding covered loans, for the third quarter of 2012 were $63 million lower than the third quarter of 2011 reflecting improved credit quality.

Noninterest expenses were $1.5 billion for the third quarter of 2012, up $112 million compared to the third quarter of 2011. The increase in noninterest expenses was primarily due to higher personnel costs, which were up $126 million compared to the third quarter of 2011, primarily due to the Crump Insurance and BankAtlantic acquisitions as well as other increases in salaries and benefits. In addition, merger-related and restructuring charges were $43 million higher than the earlier quarter. Loan processing expense increased $30 million compared to the same quarter of the prior year, primarily due to $28 million in expenses related to better identification of unrecoverable costs associated with investor-owned loans. Partially offsetting these increases was a decrease in foreclosed property expense totaling $114 million. This decrease was the result of fewer net losses and lower carrying costs associated with foreclosed property.

The provision for income taxes was $177 million for the third quarter of 2012 compared to $68 million for the third quarter of 2011. The effective tax rate for the third quarter of 2012 was 26.3% compared to 15.5% for the prior year’s third quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings relative to permanent tax differences in 2012 compared to 2011.

Third Quarter 2012 compared to Second Quarter 2012

Consolidated net income available to common shareholders for the third quarter of 2012 was $469 million, down $41 million, compared to $510 million earned during the second quarter of 2012. On a diluted per common share basis, earnings for the third quarter of 2012 were $0.66, down $0.06, or an annualized 33.2%, compared to the amount earned in the second quarter of 2012. BB&T’s results of operations for the third quarter of 2012 produced an annualized return on average assets of 1.10% and an annualized return on average common shareholders’ equity of 9.94% compared to prior quarter ratios of 1.22% and 11.21%, respectively. BB&T’s return on average tangible common shareholders’ equity was 17.01% for the third quarter of 2012 compared to 18.85% for the prior quarter.

Total revenues were $2.5 billion for the third quarter of 2012, up $17 million compared to the second quarter of 2012. The increase in total revenues was primarily the result of higher net interest income, largely attributable to a $29 million decrease in funding costs. Net interest margin was 3.94% for the third quarter of 2012, down one basis point compared to the prior quarter. Noninterest income was essentially flat compared to the second quarter of 2012 as the seasonal insurance income decrease was offset by higher mortgage banking income and increases in other income amounts.

The provision for credit losses, excluding covered loans, for the third quarter of 2012 declined $15 million compared to the second quarter of 2012 as a result of continued improvement in credit quality. The provision for covered loans for the third quarter of 2012 decreased $14 million compared to the prior quarter, which was offset by a corresponding $11 million decrease in FDIC loss share income. Net charge-offs, excluding covered loans, for the third quarter of 2012 were $22 million lower than the second quarter of 2012.

Noninterest expenses were $1.5 billion for the third quarter of 2012, up $103 million compared to the second quarter of 2012. The increase in noninterest expenses was primarily due to a $41 million increase in merger-related and restructuring charges as a result of the BankAtlantic acquisition, a $23 million increase in loan processing expense that related to better identification of unrecoverable costs associated with investor-owned loans, and a $22 million increase in personnel expense, a portion of which relates to the BankAtlantic acquisition.

The provision for income taxes was $177 million for the third quarter of 2012 compared to $191 million for the second quarter of 2012. This produced an effective tax rate for the third quarter of 2012 of 26.3% compared to 26.2% for the prior quarter.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
(dollars in millions)	2012	2012	2011	Q2 12	Q3 11

Interest income ― covered loans	$175	$200	$273	$(25)	$(98)
Interest income ― covered securities	44	46	45	(2)	(1)
Total interest income	219	246	318	(27)	(99)
Provision for covered loans	―	(14)	(7)	14	7
FDIC loss share income, net	(90)	(74)	(104)	(16)	14
Net revenue after provision for covered loans	$129	$158	$207	$(29)	$(78)

FDIC loss share income, net
Offset to provision for covered loans	$ ―	$11	$6	$(11)	$(6)
Accretion due to credit loss improvement	(73)	(67)	(96)	(6)	23
Accretion for securities	(17)	(18)	(14)	1	(3)
	$(90)	$(74)	$(104)	$(16)	$14

(1) Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Third Quarter 2012 compared to Third Quarter 2011

Interest income for the third quarter of 2012 on covered loans and securities acquired in the Colonial acquisition decreased $99 million compared to the third quarter of 2011 due primarily to decreased interest income on covered loans of $98 million primarily reflecting lower average covered loan balances. The yield on covered loans for the third quarter of 2012 was 18.21% compared to 20.29% in 2011. At September 30, 2012, the accretable yield balance on these loans was $1.0 billion. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans.

FDIC loss share income, net was a negative $90 million for the third quarter of 2012 due to negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for covered loans and negative accretion for covered securities. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

Third Quarter 2012 compared to Second Quarter 2012

Interest income on covered loans and securities acquired in the Colonial acquisition was $27 million lower in the third quarter of 2012 compared to the second quarter of 2012 primarily due to lower average covered loan balances. The yield on covered loans for the third quarter of 2012 was 18.21%, down slightly compared to 19.01% in the prior quarter.

There was no provision for covered loans in the third quarter of 2012 compared to $14 million in the second quarter of 2012. The provision for covered loans in the earlier quarter was primarily the result of slight deterioration in one loan pool based on the cash flow reassessment process in the second quarter of 2012.

FDIC loss share income, net was $16 million worse primarily due to the negative accretion attributable to the offset for the cumulative impact of cash flow reassessments and a lower offset related to the provision for covered loans.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q3 11
				(annualized)
Insurance income	$333	$393	$241	(60.7)	38.2
Service charges on deposits	142	138	141	11.5	0.7
Mortgage banking income	211	182	123	63.4	71.5
Investment banking and brokerage fees and
commissions	90	88	81	9.0	11.1
Checkcard fees	48	45	78	26.5	(38.5)
Bankcard fees and merchant discounts	62	59	51	20.2	21.6
Trust and investment advisory revenues	46	46	43	―	7.0
Income from bank-owned life insurance	30	27	33	44.2	(9.1)
FDIC loss share income, net	(90)	(74)	(104)	86.0	(13.5)
Securities gains (losses), net	(1)	(2)	(39)	(198.9)	(97.4)
Other income	92	64	42	174.0	119.0
Total noninterest income	$963	$966	$690	(1.2)	39.6

Third Quarter 2012 compared to Third Quarter 2011

Noninterest income was $963 million for the third quarter of 2012 compared to $690 million for the third quarter of 2011, an increase of $273 million. Insurance income was $92 million higher, primarily due to the acquisition of Crump Insurance on April 2, 2012, which added approximately $74 million in revenue for the quarter. The remainder of the increase in insurance income was attributable to the impact of other acquisitions that closed during the fourth quarter of 2011 and firming market conditions for insurance premiums. Mortgage banking income improved $88 million, which reflects $96 million of higher gains on residential mortgage loan sales due to wider margins and increased sales volumes, partially offset by an $11 million decrease in the net mortgage servicing rights valuation. Checkcard fees were down $30 million primarily due to the implementation of the Durbin amendment on October 1, 2011. Bankcard fees increased $11 million as a result of higher volumes for both retail and commercial bankcard activities. FDIC loss share income improved $14 million compared to the third quarter of 2011 primarily as a result of reduced accretion related to the credit improvement of covered loans partially offset by a lower offset to the provision for covered loans. Third quarter 2012 net securities losses were $38 million lower than the prior year quarter due to lower other-than-temporary impairment. Other income was up $50 million due to $37 million in losses and write-downs recorded on commercial loans held for sale in the third quarter of 2011, and $23 million in higher income related to assets for certain post-employment benefits, which was offset in personnel costs. These increases were partially offset by a decrease in income related to private equity and other similar investments.

Third Quarter 2012 compared to Second Quarter 2012

Noninterest income for the third quarter of 2012 decreased $3 million compared to the second quarter of 2012. Insurance income decreased $60 million compared to the second quarter of 2012, primarily due to a seasonally stronger second quarter. Mortgage banking income was up $29 million compared to the prior quarter due to $36 million in gains as a result of higher mortgage production and the related margin, which was partially offset by a $9 million decrease in the net mortgage servicing rights valuation. FDIC loss share income was worse $16 million compared to the second quarter of 2012 primarily as a result of a lower offset to the provision for covered loans. Other income increased $28 million compared to the second quarter of 2012. The increase in other income is primarily the result of a $17 million increase in income related to assets for certain post-employment benefits, which was offset in personnel costs, and an $8 million increase in income related to private equity and other similar investments.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q3 11
				(annualized)
Personnel expense	$797	$775	$671	11.3	18.8
Foreclosed property expense	54	72	168	(99.5)	(67.9)
Occupancy and equipment expense	166	159	151	17.5	9.9
Loan processing expenses	85	62	55	147.6	54.5
Regulatory charges	40	43	46	(27.8)	(13.0)
Professional services	36	39	56	(30.6)	(35.7)
Software expense	36	32	30	49.7	20.0
Amortization of intangibles	31	29	24	27.4	29.2
Merger-related and restructuring charges, net	43	2	-	NM	NM
Other expenses	241	213	216	52.3	11.6
Total noninterest expense	$1,529	$1,426	$1,417	28.7	7.9

NM - not meaningful.

Third Quarter 2012 compared to Third Quarter 2011

Noninterest expense was $1.5 billion for third quarter of 2012, an increase of $112 million compared to the same quarter of 2011. Personnel expense was up $126 million, or 18.8%, compared to the same quarter of last year. This included an increase of $60 million in personnel expense related to the Crump Insurance and BankAtlantic acquisitions. In addition, production related and other incentives increased $16 million and pension expense was $15 million higher. Other post-employment benefits increased $23 million, which was offset in other income. Foreclosed property expense decreased $114 million, or 67.9%, due to decreased net losses and write-downs on the sale of foreclosed property and a decrease in foreclosed property carrying costs, which is the result of a decrease in the inventory of such property. Loan processing expense increased $30 million compared to the same quarter of the prior year, primarily due to $28 million in expenses related to the better identification of unrecoverable costs associated with investor-owned loans. Professional services were down $20 million primarily as a result of lower legal expenses related to problem assets and litigation costs. Merger-related and restructuring charges were up $43 million due to the BankAtlantic acquisition on July 31, 2012. Other expenses were up $25 million primarily due to $13 million related to the Crump and BankAtlantic acquisitions, a $12 million increase in operating charge-offs and similar expenses due primarily to the announced settlement of Visa’s litigation in July 2012 and smaller increases in various other expenses including advertising. These increases were partially offset by a $16 million improvement as a result of a loss on sale of a leveraged lease in the earlier quarter.

Third Quarter 2012 compared to Second Quarter 2012

Noninterest expense for the third quarter of 2012 was up $103 million compared to the second quarter of 2012. Personnel expense increased $22 million, which included $10 million related to the BankAtlantic acquisition and a $17 million increase in other post-employment benefits expense, which was offset in other income. Foreclosed property expense decreased $18 million, or 99.5% on an annualized basis, largely due to decreased net losses and write-downs on the sale of foreclosed property. Loan processing expense increased $23 million, primarily due to increased activity and the better identification of unrecoverable costs associated with investor-owned loans. Merger-related and restructuring charges increased $41 million compared to the prior quarter as a result of the acquisition of BankAtlantic. Other expenses were $28 million higher compared to the prior quarter. This includes an increase of approximately $11 million related to operating charge-offs and similar expenses, which primarily relates to the announced settlement of Visa’s litigation and smaller increases in various other expenses.

LOANS AND LEASES - average balances				% Change	% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q2 12	Q3 11
				(annualized)	(adjusted*)
Commercial and industrial	$37,516	$36,293	$34,280	13.4	12.4	9.4
Commercial real estate—other	10,823	10,578	11,069	9.2	(0.8)	(2.2)
Commercial real estate—
residential ADC	1,534	1,744	2,576	(47.9)	(47.9)	(40.5)
Direct retail lending	15,520	15,071	13,802	11.9	3.5	12.4
Sales finance loans	7,789	7,690	7,234	5.1	5.1	7.7
Revolving credit loans	2,234	2,178	2,109	10.2	9.5	5.9
Residential mortgage loans	23,481	22,114	18,818	24.6	15.7	24.8
Other lending subsidiaries	9,998	9,370	8,652	26.7	26.7	15.6
Total loans and leases held for
investment (excluding
covered loans)	108,895	105,038	98,540	14.6	10.2	10.5
Covered loans	3,826	4,211	5,342	(36.4)	(36.4)	(28.4)
Total loans and leases held for
investment	$112,721	$109,249	$103,882	12.6	8.4	8.5

* Presents adjusted annualized percent change excluding BankAtlantic loans

Third Quarter 2012 compared to Third Quarter 2011

Average loans held for investment for the third quarter of 2012 totaled $112.7 billion, up $8.8 billion ($7.7 billion excluding BankAtlantic) compared to the corresponding period of 2011. The increase in average loans and leases was broad-based with notable growth in residential mortgage, commercial and industrial, direct retail and other lending subsidiaries. The increase in average loans and leases was partially offset by continued runoff in the commercial real estate–residential ADC portfolio, as well as expected runoff in the covered loan portfolio.

Average residential mortgage loans increased $4.7 billion, or 24.8% (22.2% excluding BankAtlantic), compared to the third quarter of 2011, reflecting growth from management’s previous strategy of retaining a higher portion of residential mortgage production in the held for investment portfolio. This strategy was modified late in the second quarter such that the majority of future mortgage production will be directed to the held for sale portfolio. Average commercial and industrial loans increased $3.2 billion, or 9.4%, compared to the third quarter of 2011, driven by geographic expansion and broadened industry sector expertise in middle-market corporate lending. Average direct retail loans were up $1.7 billion, or 12.4% (10.2% excluding BankAtlantic), as a result of growth in home equity loans and non-real estate loans generated through the wealth and small business lending channels. Average loans in other lending subsidiaries were up $1.3 billion, or 15.6%, compared to the third quarter of 2011, based on strong growth from small ticket consumer finance and equipment finance of 48.0% and 35.3%, respectively.

Average commercial real estate–residential ADC declined 40.5% compared to the third quarter of 2011 due to continued weakness in residential real estate development and average commercial real estate–other declined 2.2% (4.6% excluding BankAtlantic) due to runoff of certain segments of the portfolio. Covered loans continued to runoff, resulting in a decline of $1.5 billion or 28.4%.

Third Quarter 2012 compared to Second Quarter 2012

Average loans held for investment for the third quarter of 2012 increased $3.5 billion, or an annualized 12.6%, compared to the second quarter of 2012. Excluding BankAtlantic loans, average loans held for investment grew $2.3 billion, or 8.4% on an annualized basis, driven by growth in the commercial and industrial, other lending subsidiaries and residential mortgage loan portfolios. The average balance impact of BankAtlantic loans has been excluded from the discussion that follows in order to provide insight into organic loan growth.

Average commercial and industrial loans and leases increased $1.1 billion, or an annualized 12.4%, compared to the second quarter of 2012, reflecting broad-based growth in middle market corporate lending throughout BB&T’s footprint. Average loans in other lending subsidiaries were up $628 million, or an annualized 26.7%, compared to the second quarter of 2012, with $277 million and $248 million of this growth attributable to seasonal growth in the premium finance business and strong organic growth in the small ticket consumer finance lending business, respectively. Growth in average mortgage loans, which totaled $874 million or an annualized 15.7%, moderated somewhat compared to prior quarters based on management’s decision late in the second quarter to direct the majority of mortgage production to the held for sale portfolio. Further declines in the growth of average residential mortgage loans are expected in future quarters.

Declines in average commercial real estate–residential ADC and the covered loan portfolio of 47.9% and 36.4% on an annualized basis, respectively, partially offset the loan growth described above. The decline in the commercial real estate–residential ADC portfolio reflects continued weakness in certain aspects of this portfolio. The decline in the covered loan portfolio reflects expected loan runoff.

DEPOSITS - average balances				% Change	% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q2 12	Q3 11
				(annualized)	(adjusted*)
Noninterest-bearing deposits	$29,990	$27,643	$23,370	33.8	25.0	28.3
Interest checking	20,157	19,911	19,004	4.9	(9.8)	6.1
Money market and savings	47,500	46,557	42,174	8.1	1.5	12.6
Certificates and other time deposits	30,727	31,205	30,140	(6.1)	(8.4)	1.9
Foreign office deposits - interest-
bearing	321	32	368	NM	NM	(12.8)
Total deposits	$128,695	$125,348	$115,056	10.6	3.3	11.9

* Presents adjusted annualized percent change excluding BankAtlantic deposits
NM - not meaningful.

Third Quarter 2012 compared to Third Quarter 2011

Average deposits for the third quarter of 2012 increased $13.6 billion, or 11.9% ($11.3 billion or 9.9% excluding BankAtlantic), compared to the same period of 2011. The mix of the portfolio has continued to improve with growth of $6.6 billion ($6.0 billion excluding BankAtlantic) in noninterest-bearing and $6.5 billion ($5.0 billion excluding BankAtlantic) in lower-cost interest-checking, money market and savings accounts.

The growth in noninterest-bearing deposits was led by commercial accounts, which contributed $4.5 billion of the growth in this category. Noninterest-bearing deposits for retail accounts and public funds grew $1.1 billion and $929 million, respectively. The increase in interest checking and money market and savings accounts was evenly split between retail and commercial accounts, with retail and commercial accounts increasing $3.7 billion and $3.6 billion, respectively. Partially offsetting the growth in these accounts was a decrease in interest-bearing deposits held by public funds, which declined $886 million.

Certificates and other time deposits increased $587 million ($410 million excluding BankAtlantic), while the cost for these products declined 48 basis points. Foreign-office deposits decreased $47 million as strong deposit growth reduced the need for these types of funding sources. The cost of interest-bearing deposits was 0.42% for the third quarter of 2012, a decrease of 23 basis points compared to the same period of 2011.

Third Quarter 2012 compared to Second Quarter 2012

Average deposits for the third quarter of 2012 increased $3.3 billion, or 10.6% on an annualized basis, compared to the second quarter of 2012. Excluding the impact of BankAtlantic deposits, average deposits increased $1.1 billion, or 3.3% on an annualized basis, with strong growth in noninterest-bearing deposits partially offset by declines in interest checking and certificates and other time deposits. The impact of BankAtlantic deposits has been excluded from the discussion that follows in order to provide insight into legacy deposit trends.

Average noninterest-bearing deposits increased $1.7 billion, or 25.0% on an annualized basis, based on strong growth in commercial accounts. Average interest checking decreased $488 million, or an annualized 9.8%, compared to the prior quarter as a result of a $487 million decrease in interest checking balances held by public funds. Certificates and other time deposits decreased $655 million, or an annualized 8.4%, primarily as a result of a $433 million decrease in commercial non-client (national market) certificates of deposit and a $103 million decrease in certificates of deposits held by public funds. Overall the cost of interest-bearing deposits decreased 2 basis points to 0.42% during the third quarter of 2012.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q3 11

Community Banking	$250	$177	$178	$73	$72
Residential Mortgage Banking	83	69	17	14	66
Dealer Financial Services	53	60	60	(7)	(7)
Specialized Lending	43	65	54	(22)	(11)
Insurance Services	16	66	10	(50)	6
Financial Services	71	63	70	8	1
Other, Treasury and Corporate	(20)	38	(18)	(58)	(2)
Total net income	$496	$538	$371	$(42)	$125

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking reported net income of $250 million in the third quarter of 2012, an increase of $72 million over the third quarter of 2011, and a $73 million increase over the prior quarter. The increase in net income when compared to the third quarter of 2011 was primarily due to a $121 million decrease in noninterest expense and a $50 million decrease in the allocated provision for loan and lease losses, partially offset by a $40 million decrease in segment net interest income and a $41 million increase in the provision for income taxes. The decrease in noninterest expense was driven by lower foreclosed property expenses and related legal fees, while the decline in provision expense was driven by improving credit trends in the loan portfolio, as well as lower commercial loan charge-offs as compared to the prior year. The decrease in segment net interest income was primarily due to lower funds transfer pricing (“FTP”) credits earned on deposits compared to the prior year, partially offset by a corresponding decrease in FTP charges on loans. The decrease in net funds transfer pricing was further offset by improvements in the deposit mix as a result of checking balance growth and a managed reduction in client certificates of deposits.

The increase in net income over the prior quarter was primarily due to a $98 million decrease in the allocated provision for loan and lease losses and a $19 million decrease in noninterest expense, offset by a $43 million increase in the provision for income taxes.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by Community Banking as well as those purchased from various correspondent originators. Mortgage loan products include fixed- and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking reported net income of $83 million in the third quarter of 2012, an increase of $66 million over the third quarter of 2011, and an increase of $14 million over the prior quarter. The increase in net income when compared to the third quarter of 2011 was primarily attributable to a $90 million increase in noninterest income and a $33 million decrease in the allocated provision for loan and lease losses. The increase in noninterest income was driven by higher mortgage loan sales and margins, partially offset by a decrease in the fair value of net mortgage servicing rights. The $33 million decrease in the allocated provision for loan and lease losses resulted from improving credit trends in the residential mortgage loan portfolio. The benefit associated with the increase in noninterest income and decrease in the provision was partially offset by a $34 million increase in noninterest expense, which was driven by the costs associated with increased loan originations and an increase in loan processing expenses, and a $39 million increase in the provision for income taxes.

The increase in net income over the prior quarter was primarily due to a $28 million increase in noninterest income and a $15 million decrease in the allocated provision for loan and lease losses, offset by a $20 million increase in noninterest expenses and an $8 million increase in the provision for income taxes.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services reported net income of $53 million in the third quarter of 2012, a decrease of $7 million from the third quarter of 2011, and a decrease of $7 million from the prior quarter. The decrease in net income compared to the third quarter of 2011 was primarily due to a $19 million increase in the allocated provision for loan and lease losses, partially offset by a $10 million increase in segment net interest income. The increase in the allocated provision for loan and lease losses reflects the impacts of segment loan growth and reserve rate adjustments. The increase in segment net interest income was primarily attributable to Regional Acceptance

Corporation, which benefited from lower FTP cost of funding coupled with growth in the loan portfolio. Dealer Financial Services grew average loans by 6.3% compared to the third quarter of 2011.

The decrease in net income from the prior quarter was primarily due to a $16 million increase in the allocated provision for loan and lease losses, partially offset by a $4 million increase in segment net interest income.

Competition remains high in the indirect automobile financing business. Dealer Financial Services continues to focus on maintaining strong dealer relationships, while opening new origination production channels in high-growth markets.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending reported net income of $43 million in the third quarter of 2012, a decrease of $11 million from the third quarter of 2011 and a decrease of $22 million from the prior quarter. The decrease in net income compared to the third quarter of 2011 was primarily due to a $39 million increase in the allocated provision for loan and lease losses, partially offset by a $24 million increase in segment net interest income. The increase in the allocated provision for loan and lease losses was primarily a result of an adjustment to loss factors in the current quarter on certain consumer loan portfolios, which largely resulted from an acceleration in the timing of certain consumer loan charge-offs. Segment net interest income growth was driven by 48% growth in average loan balances in small ticket financing when compared to the third quarter of 2011, which resulted from expanded dealer financing relationships. In addition, Mortgage Warehouse Lending’s average loan balances grew 108.3% when compared to the same period of the prior year, as a result of increased market penetration, higher commitment levels, and higher line usage.

The decrease in net income from the prior quarter was driven by a $41 million increase in the allocated provision for loan and lease losses. This increase was primarily a result of a current quarter adjustment to loss factors resulting from an acceleration in the timing of certain consumer loan charge-offs, a reserve rate adjustment in the prior quarter, and loan growth in certain portions of the Specialized Lending portfolio.

Insurance Services

BB&T’s insurance agency / brokerage network is the seventh largest in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services reported net income of $16 million in the third quarter of 2012, an increase of $6 million over the third quarter of 2011, and a $50 million decrease from the prior quarter. Noninterest income growth of $95 million was primarily driven by the acquisition of Crump Insurance on April 2, 2012, which contributed $74 million of insurance income in the third quarter of 2012. In addition, Insurance Services benefited from higher commissions on property and casualty insurance, life insurance, and employee benefits as insurance pricing continues to firm. Employee benefit commission growth was driven by revenues from two California-based companies acquired in the fourth quarter of 2011: Precept, a full-service employee benefits consulting and administrative solutions firm, and Liberty Benefit Insurance Services, a full-service employee benefits broker. Higher noninterest income growth was offset by a $74 million increase in noninterest expense, primarily as a result of acquisition-related personnel costs.

The decrease in net income over the prior quarter was related to seasonality in the property and casualty insurance business. Insurance noninterest income decreased $59 million compared to the second quarter of 2012.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc., a subsidiary of Branch Bank. The segment includes Scott & Stringfellow, LLC, a full-service brokerage and investment banking firm headquartered in Richmond, Va. and the Corporate Banking Division that originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services reported net income of $71 million, an increase of $1 million over the third quarter of 2011, and an $8 million increase over the prior quarter. The increase in net income from the third quarter of 2011 was driven by a $16 million increase in segment net interest income and an $11 million increase in noninterest income. The increase in segment net interest income was primarily due to strong loan and deposit growth generated by Corporate Banking and BB&T Wealth. Corporate Banking’s loan and transaction deposit growth over the prior year totaled 49.6% and 147.2%, respectively. These increases were generated through strong growth in both existing core markets as well as newer markets, including Texas and Alabama. BB&T Wealth reported loan and transaction deposit growth over the prior year totaling 32.7% and 34.7%, which was driven by client acquisition and cross-selling initiatives. The increase in noninterest income was primarily driven by higher investment banking and brokerage commissions, as well as higher mortgage banking referral income. The growth in segment net interest income and noninterest income was partially offset by an $11 million increase in the allocated provision for loan and lease losses and a $9 million increase in noninterest expense.

BB&T Wealth has expanded its loan delivery platform to provide a tailored origination and servicing experience to meet the unique needs of the wealth client, making its lending products more competitive in the market and enabling BB&T Wealth to better serve current clients and compete for new clients. Segment net interest income for Financial Services includes the net interest margin and FTP related to the loans and deposits assigned to the Wealth Division that are housed in the Community Bank.

The increase in net income from the prior quarter was driven by a $14 million increase in noninterest income and a $21 million decrease in noninterest expense, partially offset by a $20 million increase in the allocated provision for loan and lease losses and a $7 million increase in the provision for income taxes.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the third quarter of 2012, Other, Treasury & Corporate generated a net loss of $20 million, compared to a net loss of $18 million in the third quarter of 2011 and net income of $38 million in the prior quarter. The increase in net loss compared to the third quarter of 2011 was driven by a $102 million increase in noninterest expense, primarily resulting from merger-related charges and occupancy and equipment expense associated with the BankAtlantic acquisition and increased expense related to certain post-employment benefits, partially offset by a $75 million increase in noninterest income primarily related to reduced other-than-temporary impairment losses in the investment portfolio, increased loss share income, service charge income associated with the BankAtlantic acquisition and other income.

The decrease in net income from the prior quarter was driven by a $102 million increase in noninterest expense, partially offset by a $34 million increase in the benefit for income taxes.

CAPITAL RATIOS (1)	2012			2011
	Q3	Q2	Q1	Q4	Q3
Risk-based
Tier 1 (%)	10.9	10.2	12.8	12.5	12.6
Total (%)	14.0	13.5	16.2	15.7	16.1
Leverage (%)	7.9	7.3	9.1	9.0	9.2
Tangible common equity (%) (2)	6.8	6.9	7.1	6.9	7.1
Tier 1 common equity to risk-weighted assets (%) (2)	9.5	9.7	10.0	9.7	9.8

(1) Current quarter regulatory capital ratios are preliminary.

(2) Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at September 30, 2012. The increases in the regulatory risk-based capital and leverage ratios were primarily due to the issuance of $1.2 billion of Tier 1 qualifying non-cumulative perpetual preferred stock during the third quarter of 2012.

BB&T declared total common dividends of $0.20 during the third quarter of 2012, which resulted in a dividend payout ratio of 30%.

BB&T’s Tier 1 common capital ratio under the currently proposed Basel III capital standards was estimated to be 8.0% at September 30, 2012 compared to 8.2% at June 30, 2012 based on proposed U.S. rules and 9.2% at each date based on international rules. The decline based on U.S. rules is primarily due to the BankAtlantic acquisition.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 12 vs.	Q3 12 vs.
	2012	2012	2011	Q2 12	Q3 11

Total nonperforming assets	$1,718	$1,897	$2,969	$(179)	$(1,251)
Total loans 90 days past due and still accruing	152	147	187	5	(35)
Total loans 30-89 days past due	1,028	907	1,057	121	(29)
Allowance for loan and lease losses	1,914	1,987	2,242	(73)	(328)
Total performing TDRs	1,074	1,052	1,067	22	7

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.35	1.50	1.94	(0.15)	(0.59)
Nonperforming assets as a percentage of total assets (%)	0.97	1.09	1.83	(0.12)	(0.86)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.73	1.86	2.25	(0.13)	(0.52)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.08	1.22	1.44	(0.14)	(0.36)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.59	1.52	1.55	0.07	0.04
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.24	1.21	1.15	0.03	0.09

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $179 million compared to June 30, 2012 due to declines of $107 million in nonperforming loans and $82 million in foreclosed real estate offset by a slight increase in other foreclosed property. This is the 10th consecutive quarterly decline in nonperforming assets and the amount is the lowest since the third quarter of 2008.

Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.1 billion at September 30, 2012, an increase of $22 million compared to June 30, 2012. During the third quarter of 2012, a national bank regulatory agency issued guidance that may require certain loans to be accounted for as TDRs and possibly as nonperforming, regardless of their actual payment history and expected performance. At September 30, 2012, performing loans across all portfolios totaling approximately $200 million with an estimated collateral value of $140 million could potentially be impacted by this guidance. Approximately 70% of these loans have been current for 2 years or more and approximately 94% are less than 60 days past due. BB&T is working closely with its regulators to evaluate the impact of this new guidance and expects to finalize this analysis during the fourth quarter of 2012. This evaluation may result in additional TDRs and possible increases to nonperforming assets and charge-offs during the fourth quarter. Since the potential collateral shortfall has been considered in the allowance for loan and lease losses recorded at September 30, 2012, the impact of any changes is not expected to adversely affect fourth quarter earnings.

Loan delinquencies were fairly stable during the third quarter of 2012. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.0 billion at September 30, 2012, an increase of $121 million compared to June 30, 2012, due primarily to increases totaling $78 million and $41 million in the residential mortgage and other lending subsidiaries portfolios, respectively, which relate to normal seasonal increases in delinquencies, partially offset by a decrease of $20 million in total commercial loans and leases. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $152 million at September 30, 2012, an increase of $5 million compared to June 30, 2012.

Net charge-offs during the third quarter of 2012 totaled $303 million and were 1.08% of average loans and leases, excluding covered loans, compared to $325 million and 1.22% during the second quarter of 2012.

As of September 30, 2012, the allowance for loan and lease losses was 1.73% of total loans and leases held for investment, excluding covered loans, compared to 1.86% at June 30, 2012, and 2.25% at September 30, 2011. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The decrease in the overall allowance was primarily related to the commercial real estate – residential ADC portfolio. The allowance for loan and lease losses was 124% of nonperforming loans and leases held for investment, excluding covered loans, compared to 121% at June 30, 2012.

Earnings webcast, presentation and Quarterly Performance Summary

To hear a live webcast of BB&T’s third quarter 2012 earnings conference call at 8 a.m. (ET) today, visit our website at www.BBT.com or www.media-server.com/m/p/58rb9om9. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website until Friday, November 2, 2012 or by dialing 1-888-203-1112 (access code 4313363) until October 23, 2012.

To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations” or go to www.sec.gov. The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

BB&T’s Third Quarter 2012 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

As of September 30, 2012, BB&T is one of the largest financial services holding companies in the U.S. with $182.0 billion in assets and market capitalization of $23.2 billion. Based in Winston-Salem, N.C., the company operates approximately 1,850 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. The Basel III Tier I common equity ratio is also a non-GAAP measure and reflects management’s best estimate of the proposed regulatory requirements, which are subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s Third Quarter 2012 Quarterly Performance Summary, which is available on BB&T’s website at www.BBT.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.